Exhibit 2.1
                                 ASSET PURCHASE
                                    AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of March 31, 2000, is by and among BAC Killam, Inc., a New York corporation ("BAC"), The Randers Killam Group Inc., a Delaware corporation ("Randers") (BAC and Randers sometimes hereinafter referred to individually as a "Seller" and collectively as "Sellers"), and Hatch Mott MacDonald, Inc., a Delaware corporation ("Buyer").


                                    RECITALS:

     WHEREAS, BAC is engaged in the business of designing, constructing, inspecting, rehabilitating and resident engineering of bridges, highways, railways, airports and transportation facilities, excluding environmental work in connection with transportation facilities (the "Business");

     WHEREAS, BAC has offices in Buffalo, New York; Queensboro, New York; Millburn, New Jersey (collectively, the "Purchased Locations") and Toms River, New Jersey (the "Excluded Location");

     WHEREAS, BAC is presently engaging in the Business at the Purchased Locations (the "Purchased Business") and the Excluded Location (the "Excluded Business") and has current and on-going projects carried on from or at each of the Purchased Locations (the "Purchased Projects") and the Excluded Location (the "Excluded Projects"); and

     WHEREAS, pursuant to this Agreement, Sellers will sell, and Buyer will purchase, substantially all of the property and assets of Sellers which are used in or associated with the Purchased Business, whether located at the Purchased Locations or elsewhere, including, without limitation, all of the Purchased Projects.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     SECTION 1.01 Sale of Purchased Assets. At the Closing and subject to all other terms and conditions of this Agreement, Sellers agree to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Sellers, good and marketable title, free and clear of all liabilities, liens, pledges, security interests, encumbrances, claims and other restrictions ("Liens"), all of Sellers' right, title and interest in and to all of the property and assets of Sellers used primarily in connection with the Purchased Business, including all such property and assets located at the Purchased Locations and such other property and assets located elsewhere which are primarily used to conduct the Purchased Business and to perform the Purchased Projects, other than the Excluded Assets (as defined in Section 1.02 hereof) (collectively the "Purchased Assets"). The Purchased Assets include, but are not limited to the following:

          (a) all tangible personal property of the Sellers located at the Purchased Locations and all tangible personal property of the Sellers located elsewhere that is primarily used by or in connection with the Purchased Business;

          (b) all intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein used primarily in connection with the Purchased Business;

          (c) all of Sellers' rights under agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, leases (excluding leases for office equipment and automobiles), subleases, and other similar agreements relating to the Purchased Business, the Purchased Locations or the Purchased Projects (each such Purchased Project listed on Schedule 1.01(c) hereto) (each such agreementsometimes may be referred to as a "Contract" or collectively as "Contracts");

          (d) all claims, refunds, causes of action, choses in action, rights of recovery, rights to insurance proceeds, rights of set off, and rights of recoupment of Sellers relating to the Purchased Business, the Purchased Locations or the Purchased Projects;

          (e) all franchises, approvals, permits, licenses (excluding any license to practice engineering), orders, registrations, certificates, variances, and similar rights of Sellers obtained from governments and governmental agencies relating to the Purchased Business, the Purchased Locations or the Purchased Projects;

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

          (f)  copies  of  all  books,  records,   ledgers,   files,  documents,
               correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials of Sellers relating to the Purchased Projects (it being understood and agreed that the Sellers shall retain the originals of all such documents other than creative materials and advertising and promotional materials);

          (g)  all goodwill associated with the Purchased Business; and

          (h) all of the Sellers' rights to the "Bettigole, Andrews and Clark" and "NH Bettigole" names, styles or logos and all variations thereof.

            SECTION 1.02 Excluded Assets. Notwithstanding anything else contained in this Agreement, the Purchased Assets do not include (a) fixtures, free standing partitions, telephone systems, other than those telephone systems at the Buffalo, New York office, whether located at the Purchased Locations or otherwise; (b) any deposits, prepayments, refunds, or Tax refunds or credits other than those, if any, reflected on the Closing Balance Sheet (as defined in
Section 1.05(a)); (c) the corporate charter of either Seller or any license to practice engineering or any financial books and records of Sellers except as specifically referred to in Section 1.01(f); (d) contracts, agreements, understandings, and commitments relating to the Purchased Projects where services for such Purchased Projects are completed or in respect of which no further services are anticipated to be rendered as of or subsequent to the Effective Date; (e) the Excluded Projects; (f) all property or assets located at the Excluded Location or otherwise related to the items described in subsections
(d) and (e) above; (g) the Accounts Receivable (as hereinafter defined); (h) the Supplementals (as hereinafter defined); and (i) all rights in and with respect to the assets associated with any "employee welfare benefit plan" or "employee pension benefit plan" (each as defined in the Employee Retirement Income Security Act of 1974) (subsections (a) through (i) in this Section 1.02 are referred to herein collectively as the "Excluded Assets").

     SECTION 1.03 Assumed Liabilities.

     (a) Subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay, perform and discharge in full when due, and Sellers agree to transfer and assign to Buyer, any and all obligations of Sellers under or in connection with the Real Property Leases and the Contracts and Purchased Projects which arise after the Effective Date (such obligations are referred to herein collectively as the "Assumed Liabilities"). Buyer's assumption of the Assumed Liabilities shall be as set forth in the assumption agreement in the form attached as Exhibit 1.03 hereto (the "Assumption Agreement"). Except as provided in the foregoing sentences Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Sellers of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, and whether known or unknown, arising out of events, transactions or facts which occurred, arose or existed on or prior to the Effective Date, which liabilities and obligations shall continue to be liabilities and obligations of Sellers (the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, (i) any liability for Taxes (as hereinafter defined), including any liability for Taxes resulting from the transactions contemplated in this Agreement, (ii) any liability for trade accounts payable or notes


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

payable, (iii) any liability for employment matters (whether in connection with or related to employee benefit matters, worker's compensation and occupational safety and health matters, labor disputes, unfair labor practices, notice of termination, severance, claims for overtime, back wages, vacation or minimum wage or otherwise) except where such liability arises from the failure of Buyer to make offers of employment to the Transferred Employees (as hereinafter defined) in accordance with Section 7.02 hereof, (iv) any claim, liability or obligation arising out of circumstances or occurrences or the operations of Sellers with respect to the Purchased Business on or prior to the Effective Date or with respect to the Excluded Business, (v) any liabilities or obligations arising out of or relating to any act or omission of Sellers or breach of any Contract or Purchased Project by Sellers on or prior to the Effective Date, and
(vi) any liability or obligation not expressly assumed hereunder. Sellers covenant and agree to maintain its existing professional liability and errors and omissions insurance coverage, as long as such coverage is available on commercially reasonable terms, for a period of at least three years after the Effective Date.

     (b) Buyer hereby agrees to indemnify and hold Sellers harmless in accordance with the provisions of Article VI hereof from and against any liabilities and obligations of Buyer expressly assumed by Buyer pursuant to the Assumption Agreement. Sellers hereby agree to indemnify and hold Buyer harmless in accordance with the provisions of Article VI hereof from and against any liabilities and obligations of Sellers not expressly assumed by Buyer pursuant to the Assumption Agreement.

     (c) Notwithstanding the foregoing, if the assignment and transfer of any of the Assumed Liabilities would cause a breach thereof and if no required consent to such assignment and transfer has been obtained from the third parties involved, then, without limiting the effect of any representations and warranties  hereunder,  such  Assumed  Liabilities  shall  not be  assigned  and transferred to Buyer, and Buyer shall not assume any of the obligations and liabilities with respect thereto, but, instead, Sellers shall continue to hold its interests in and be obligated under and for such Assumed Liabilities, with such Assumed Liabilities to be held by Sellers in trust for the benefit of Buyer, with Buyer to second to Sellers such of the Transferred Employees in its employ as may be necessary or desirable to carry out the relevant Purchased Projects or Contracts, and with Sellers to receive in trust and remit as promptly as possible to Buyer any money paid thereunder to Sellers and Sellers shall cooperate in any reasonable arrangement or action requested by Buyer to secure for Buyer all benefits under such Assumed Liabilities; provided however, at and effective as of such time as any such required consent with respect to such Assumed Liability shall be obtained, such Assumed Liability shall forthwith be transferred and assigned to Buyer, and all related obligations and liabilities of Sellers shall be simultaneously assumed by Buyer hereunder.

     SECTION 1.04 Purchase Price. In consideration of the sale by Sellers to Buyer of the Assets and Sellers' performance of this Agreement, Buyer shall pay to Sellers the aggregate amount equal to $1,515,025, less the agreed adjustments in respect of (a) the Cross Bay-Guy Brewer Project, (b) the Livingston Street, Bergen County, Project, and (c) Monmouth County Bridges W-7, W-8 and W-9, in the aggregate amount of $141,500, and shall assume the Assumed Liabilities. At the Closing, Buyer shall pay the purchase price in the amount of $1,373,525 (the "Purchase Price") to BAC by certified check or wire transfer of immediately available funds. The Purchase Price is subject to the post-closing adjustments provided in Section 1.05 hereof.

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

     SECTION 1.05 Post-Closing Purchase Price Adjustment.

     (a) Closing Balance Sheet. Within forty-five (45) days following the Closing Date, the Sellers shall deliver to Buyer a balance sheet as at the Effective Date (the "Closing Balance Sheet"), prepared by Seller or its certified public accounting firm in accordance with generally accepted accounting principals on a basis consistent with the Adjusted Balance Sheet (as defined in Section 3.05 below) and including the agreed adjustments in respect of the Cross Bay-Guy Brewer Project, the Livingston Street, Bergen County Project and the Monmouth County Bridges W-7, W-8 and W-9. In the event that Seller does not deliver the Closing Balance Sheet within said forty-five (45) day period, Buyer may, at its option and at Sellers' expense, prepare and deliver to Sellers a Closing Balance Sheet prepared as aforesaid.

     (b) Adjustment. The Purchase Price shall be adjusted on a dollar-for-dollar basis by the amount, if any, by which the amount for the entry described as "Cash to be paid upon Closing" on the Closing Balance Sheet is less than or greater than the Purchase Price ("Adjustment"). The Adjustment shall be paid by or refunded to the Buyer as the case may be. Such payment shall be made in cash within ten (10) days after final determination of the Adjustment. If such payment is not made within such ten (10) day period, interest shall accrue on the amount of the Adjustment remaining unpaid at the rate of twelve percent (12%) per annum. The Adjustment shall not be subject to the Indemnification Threshold provided in Section 6.04.

     (c) Determination of Adjustment. If Buyer does not object in writing to the Adjustment proposed by the Sellers within thirty (30) days of receipt of the proposed Adjustment, the proposed Adjustment shall become final and binding on the parties. If Buyer does not agree with the proposed Adjustment, Buyer shall, prior to the expiration of such thirty (30) day period, deliver to Seller a written statement of the matters with respect to which there is disagreement. If the parties fail to resolve the disagreement within thirty (30) days thereafter, then the party who claims to be entitled to payment of the Adjustment from the other party or parties may refer the items of disagreement to a nationally recognized accounting firm that has not otherwise been engaged by Buyer or Sellers within the preceding 12-month period (the "Accounting Firm"). The parties will use their best efforts to cause the Accounting Firm to resolve all items of disagreement within thirty (30) days after submission and the Accounting Firm's determination will be final and binding on the parties. The Accounting Firm shall reach its determination on the same basis as was used in the Adjusted Balance Sheet. If the Accounting Firm determines that the Adjustment proposed by Seller is not substantially correct, in the judgment of the Accounting Firm, Seller shall bear the cost of such referral and determination. If the Accounting Firm determines that the Adjustment proposed by Seller is substantially correct, Buyer shall bear the cost of such referral and determination.


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



                                   ARTICLE II

                                     CLOSING

     SECTION 2.01 Closing. The sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities referred to in Article I hereof shall be consummated at a closing (the "Closing") to be held at the offices of BAC in Millburn, New Jersey immediately upon the execution of this Agreement by the parties, unless another date or place is agreed to in writing by Sellers and Buyer (the "Closing Date") with effect from April 1, 2000 (the "Effective Date").

     SECTION 2.02 Closing Documentation. At the Closing,

     (a) Sellers will deliver to Buyer:

          (i) a duly executed bill of sale and assignment agreement in substantially the form of Exhibit 2.02(a)(i) and such other instruments as Buyer shall reasonably request to effectively transfer to and vest in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens;

          (ii) a duly executed undertaking in substantially the form of Exhibit 2.01(a)(ii), with respect to the Premises located at Randers' Millburn, New Jersey location; and

          (iii) such other documents as Buyer may reasonably request.

     (b) Buyer will deliver to Sellers:

          (i) the funds  constituting  the Purchase Price as provided in Section
     1.04 hereof;

          (ii) the duly executed Assumption Agreement;

          (iii) a duly executed undertaking in substantially the form of Exhibit 2.01(b)(iii), with respect to the Premises located at Randers' Millburn, New Jersey location; and

          (iv) such other documents as Sellers may reasonably request.



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



                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Buyer as follows and acknowledge that Buyer is relying on the accuracy of each such representation and warranty in connection with the execution of this Agreement and the completion of the transactions contemplated hereby:

     SECTION 3.01 Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority, corporate and other, and all necessary governmental approvals to own, lease and operate its properties and to carry on the Purchased Business as now and heretofore conducted.

     SECTION 3.02 Authority Relative to Agreement. Sellers have all necessary power and authority, and have taken all necessary actions required, to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated hereby (the "Related Agreements") and to consummate the transactions contemplated hereby and thereby and to perform all obligations, undertakings and agreements to be observed and performed hereunder and thereunder. This Agreement and the Related Agreements have been duly executed and delivered by Sellers and constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

     SECTION 3.03 No Violation. Neither the execution and delivery of this Agreement and the Related Agreements by Sellers, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with or result in a breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any Lien on any of the Purchased Assets, pursuant to (i) any provision of Sellers' charter documents, (ii) any provision of any agreement, obligation, instrument, permit, or license to which either Seller is a party or is otherwise bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation.

     SECTION 3.04 Consents and Approvals. Except as to any third party consents and novations which may be required with respect to assignment of the Assumed Liabilities (which Sellers shall use commercially reasonably efforts to obtain or assist Buyer to obtain, as required by Section 7.06 of this Agreement), no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation by Sellers of the transactions contemplated hereby and thereby.

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

     SECTION 3.05 Adjusted Balance Sheet. The unaudited adjusted balance sheet of BAC as at December 31, 1999 attached hereto as Schedule 3.05 ("Adjusted Balance Sheet") is accurate and complete and presents fairly the financial position of BAC as of such date, and, subject to the agreed adjustments, has been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of similar periods for preceding years. December 31, 1999 is referred to herein as the "Adjusted Balance Sheet Date".

     SECTION 3.06 Absence of Certain Changes or Events. Since the Adjusted Balance Sheet Date, Sellers have conducted the operations of the Purchased Business in the ordinary and regular course, and in connection with the Purchased Business Sellers have not: (i) allowed the Purchased Business to undergo any change in its condition (financial or other), properties, assets, liabilities, business, operations or prospects except changes in the ordinary and usual course of its business and consistent with its past practice and which have not been, either in any case or in the aggregate, materially adverse to it;
(ii) mortgaged,  pledged or subjected to any Lien, any of the Purchased  Assets;
(iii) acquired or disposed of any interest in any of the Purchased Assets except the purchase of materials and supplies and the sale of inventory in the ordinary and usual course of its business and consistent with its past practice; (iv) suffered any damage, destruction or loss (whether or not covered by insurance) which has an adverse effect on its condition (financial or other), business, operations, prospects or the Purchased Assets; (v) amended or terminated any Contract; (vi) experienced any labor difficulty or loss of employees or customers; (vii) sold or granted or transferred to any party or parties any contract or license, or granted an option to acquire a license, to use any trademark, service mark, trade name, copyright, patent or any pending application for any foregoing, or any of its trade secrets or know-how; (viii) without limiting the generality of any of the foregoing, entered into any transaction except in the ordinary and usual course of its business and consistent with its past practice; or (ix) agreed to, permitted or suffered any of the acts, transactions or other things described in this Section 3.06.

     SECTION 3.07 Taxes. All federal, state and local taxes ("Taxes") due or to become due by reason of the Purchased Assets or operation of the Purchased Business by Sellers prior to the Closing Date have been or will be paid by Sellers when due.

     SECTION 3.08 Real Property Leases. All of the real property used in connection with the Purchased Business is described in Schedule 3.08 (the "Premises"). Except with respect to the Premises located at Randers' Millburn, New Jersey location, which are owned by Elson T. Killam Associates, Inc., a wholly-owned subsidiary of Randers, the Premises are leased by Sellers pursuant to the real property leases identified in Schedule 3.08 ("Real Property Leases"). The Real Property Leases are valid and binding agreements, enforceable in accordance with their terms. Sellers have performed all obligations required to be performed by it to date under the Real Property Leases and are not in breach in any respect thereunder, and are not aware of any breach by any landlord under the Real Property Leases, and there has been no event which, with the giving of notice or the lapse of time or both, would become a breach under the Real Property Leases. Sellers have not received any notice of default under any of the Real Property Leases, and all rental and other payments due under each of the Real Property Leases have been fully paid to date.

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


     SECTION 3.09 Environmental Compliance. To Sellers' knowledge, Sellers are not liable for clean up or response costs with respect to the emission, discharge or release of any hazardous substance or for any other matter arising under applicable environmental laws due to their lease or operation of all or a portion of the Premises.

     SECTION 3.10 Title to and Condition of the Purchased Assets. Sellers have good and marketable title, subject to no Liens, to all of the Purchased Assets. The tangible assets included in the Purchased Assets are, in all material respects, in good condition and repair, reasonable wear and tear excepted, have been well maintained, and conform with all applicable laws, ordinances and regulations.

     SECTION 3.11 Proprietary Rights. All of the patents, trademarks, service marks, trade names, copyrights (including any pending applications for any of the foregoing), inventions, trade secrets and any other intellectual or intangible rights owned or used by Sellers in the Purchased Business which constitute part of the Purchased Assets (collectively referred to as "Proprietary Rights") are not subject to any outstanding licenses or Liens and there are no pending or threatened challenges to any of the Proprietary Rights. The Purchased Business as heretofore conducted does not infringe or constitute, and has not infringed or constituted, an unlawful invasion of any rights of any person and no notice of any infringement or invasion has been received by Sellers with respect to the Proprietary Rights.

     SECTION 3.12  Contracts;  No Defaults.  All of the  Contracts are listed in
Schedule 3.12 and are valid, binding and in full force and effect and Sellers are not in default or alleged to be in default thereunder and Sellers have no knowledge that any other party thereto is in default. Nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a default by Sellers or any other party under any such Contract. Sellers have no knowledge that any such Contract will be, and have not received any notification that any such Contract is likely to be, terminated or canceled.

     SECTION 3.13 Labor Matters. With regard to the Purchased Business, Sellers are not a party to any union, collective bargaining or other similar agreement with any labor or employee union representing any of its employees. There are no strikes, arbitrations, material grievances, other labor disputes or union organizational drives pending or threatened between Sellers and any of the employees involved in the Purchased Business. Sellers have paid or accrued in full all wages, salaries, commissions, bonuses and other compensation (including vacation benefits) for all services performed by the employees involved in the Purchased Business prior to the Effective Date. To Sellers' knowledge, Sellers are not liable for any arrears of wages or any payroll taxes or any penalties or other damages for failure to comply with any applicable foreign, federal or local laws, relating to the employment of labor in the Purchased Business. No Transferred Employee will have a valid claim against Buyer due to the termination of said Transferred Employee's employment by Sellers in connection with the transactions contemplated by this Agreement or to the failure of Sellers to make any payments to said Transferred Employee on account of such termination.

     SECTION 3.14 Litigation and Claims. Except as set forth on Schedule 3.14 hereto, there are no pending or threatened actions, suits, proceedings, claims, investigations or notices by or against Sellers relating to the Purchased Business or the Purchased Assets, whether or not covered by insurance, and there is no outstanding order, notice, writ, injunction or decree of any court, government or governmental agency against or affecting Sellers relating to the Purchased Business. Except as set forth on Schedule 3.14 hereto, there are no incidents or occurrences (whether or not covered by insurance) of any kind which either Seller believes are likely to give rise to material claims against either of them, whether or not covered by insurance, relating to the Purchased Business.

     SECTION 3.15 Compliance with Applicable Laws. Sellers hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are required for the operation of the Purchased Business (the "Permits"). Sellers are in compliance with the terms of the Permits. Sellers are not in material violation of any law, ordinance or regulation of any governmental entity.

     SECTION 3.16 Finders' Fees. No person acting on behalf of Sellers, other than the Environmental Financial Consulting Group, who will be remunerated by the Sellers, has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement or the Related Agreements.

     SECTION 3.17 General Representation and Warranty. Neither this Agreement nor any Schedule or other documents and information furnished by or on behalf of Sellers in connection with this Agreement or the Related Agreements contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE IV

                       REPRESENTATIONS WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     SECTION 4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority and all other necessary governmental approvals to own, lease and operate its properties and to carry on its business as now and heretofore being conducted.

     SECTION 4.02 Authority Relative to Agreement. Buyer has all necessary power and authority, and has taken all necessary actions required, to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and perform all obligations, undertakings and agreements to be observed and performed hereunder and thereunder. This Agreement and the Related Agreements have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

     SECTION 4.03 No Violation. Neither the execution and delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby and thereby will result in any conflict with or violate (i) any provision of the charter documents of Buyer, (ii) any provision of any agreement, obligation, instrument, permit or license to which Buyer is bound or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

     SECTION 4.04 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by Buyer in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on Buyer or the transactions contemplated hereby.

     SECTION 4.05 Finders' Fees. No person acting on behalf of Buyer has claims to, or is entitled to, under any contract or otherwise, any payment as a broker, finder or intermediary in connection with the origin, negotiation, execution or consummation of the transactions provided for in this Agreement or the Related Agreements.


                                    ARTICLE V

                       NON-COMPETITION AND NON-DISCLOSURE

     SECTION 5.01 Non-competition and Non-disclosure. Following the Effective Date and for three (3) years thereafter (or for such shorter periods as are specified below), Sellers jointly and severally agree not to:

     (a) engage or become interested, directly or indirectly, through affiliates or otherwise, as owner, employee, partner, through stock ownership (except ownership of less than one percent (1%) of the number of shares outstanding of any securities which are listed for trading on any securities exchange), investment of capital, lending of money or property, rendering of services, or otherwise, whether alone or in association with others, in the operation of any business or enterprise in any way competitive to the Purchased Business anywhere in New York or New Jersey or, for a period of one (1) year following the Effective Date, Boston, Massachusetts and the area serviced by the Massachusetts Bay Transit Authority ("MBTA"); solicit or accept orders for goods or services competitive to those heretofore provided or sold by Sellers in the course of conducting the Purchased Business in New York or New Jersey or, for a period of one (1) year following the Effective Date, Boston, Massachusetts and the area serviced by the MBTA; or induce or attempt to induce any customer of the Purchased Business to reduce such customer's patronage of it or to direct such customer's business to any competitor or the Purchased Business or of the Buyer (for the purposes hereof, a customer includes any client of the Purchased Business during the five year period preceding the Effective Date).

     (b) divulge, communicate, or utilize any confidential information of or pertaining to the business or affairs of the Purchased Business or any of its customers; and

     (c) use the "BAC", "Bettigole, Andrews and Clark", "NH Bettigole" names, styles or logos or any variation thereof, in any organization or enterprise or business.

     SECTION 5.02 Exceptions.

     (a) Buyer acknowledges and agrees that after the Closing, the capital stock or assets of one or both Sellers may be sold to one or more third parties (each a "Subsequent Purchaser"), and Sellers do not currently know, and cannot control, the identities or actions of any such Subsequent Purchasers. Accordingly, Buyer agrees that neither the activities of any such Subsequent Purchaser, nor the acquisition of the capital stock or assets of one or both of the Sellers, shall be deemed to be a violation of the covenants set forth in
Section 5.01(a).

     (b) Buyer acknowledges and agrees that after the Closing, Randers intends to merge with and into BAC, such that BAC will be the surviving corporation and that the surviving corporation will change its name to remove any reference to "BAC" or any variation thereof. Prior to such merger and name change, however, Buyer acknowledges and agrees that the Excluded Business has certain contracts with third parties entered into under one or more of the names "BAC Killam" or "Bettigole, Andrews and Clark." Accordingly, Buyer agrees that Sellers may continue to use such names for the limited purpose of fulfilling such contracts until such time as such merger and name change have been completed.

     (c) Buyer acknowledges and agrees that Sellers frequently enter into joint ventures, partnerships, subcontractor and similar relationships with third parties, which third parties may engage in competition with the Purchased Business. Accordingly, Buyer agrees that no such joint venture, partnership, subcontractor or similar relationship shall be deemed to be a violation of the covenants set forth in Section 5.01(a) unless the activities of the Sellers (not taking into account the activities of its joint venturers, partners, subcontractors or prime contractors) would violate such covenants. For greater certainty, environmental work undertaken by Sellers in connection with the Newark Airport MOTBY project to Brooklyn, New York in support of other consultants shall be considered to be governed by this clause.

     (d) Without limiting the generality of the foregoing, Sellers engagement in
(i) road resurfacing work conducted as a result of performing municipal engineering projects, (ii) the Toms River Bridge project, and/or (iii) work undertaken with or for the New York City Department of Environmental Protection, shall not be deemed to be a violation of the covenants set forth in Section 5.01(a).

     SECTION 5.03 Equitable Remedies. Sellers specifically acknowledge and agree that the remedy at law for any breach of any provision of this Article V available to Buyer will be inadequate and that, in addition to any other relief available to Buyer under this Agreement, shall be entitled to seek temporary and permanent injunctive or other equitable relief without the necessity of proving actual damage and without the necessity of posting a bond or other surety.

     SECTION 5.04 Severability. If any provision of this Article V shall for any reason be held to be excessively broad as to any activity or subject, it shall be construed, by limiting and reducing it, to be enforceable to the extent compatible with applicable law. If any provision in this Article V shall, notwithstanding the preceding sentence, be held illegal or unenforceable, such illegality or unenforceability shall not affect any other provision of this
Article V but this Agreement shall be construed as if such illegal or unenforceable provision had never been contained herein.

     SECTION 5.05 No Waiver. The rights and obligations of Buyer set forth in this Article V are in addition to, and not in lieu of, all other rights and obligations provided by applicable law.

     SECTION 5.06 Survival. Except as otherwise set forth above with respect to certain covenants, agreements and undertakings that shall survive the Closing for a period of one (1) year after the Effective Date, the covenants, agreements and undertakings of Sellers in this Article V and all rights of Buyer with respect thereto shall survive the Closing for a period of three (3) years after the Effective Date.


                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     SECTION 6.01 Survival. The representations and warranties, agreements and obligations of the parties hereto in Articles III and IV shall survive the Closing and shall continue thereafter without limitation except as provided in
Section 6.05 below.

     SECTION 6.02 Indemnification of Buyer. Sellers hereby agree to indemnify and hold Buyer harmless from and against any and all Buyer's Damages (as defined in Section 6.06 below) arising out of, attributable to, resulting from, or incurred with respect to (i) any breach of warranty or misrepresentation by or on behalf of Sellers under this Agreement, or the breach or non-performance of any covenant, agreement, or obligation to be performed by Sellers; (ii) any misrepresentation in, or omission from, any certificate or instrument executed and delivered or to be executed and delivered by or on behalf of Sellers in connection with this Agreement; (iii) any error or omission of Sellers in the operation of the Purchased Business or relating to work performed or services rendered on the Purchased Projects on or prior to the Effective Date or on the Excluded Projects at any time for which professional liability accrues under Sellers' Professional Indemnity insurance policy; (iv) any act or omission of Sellers in the operation of the Purchased Business or relating to work performed or services rendered on the Purchased Projects on or prior to the Effective Date or on the Excluded Projects at any time for which liability accrues for personal injury or property damage; (v) any liability or obligation related to the Purchased Assets or the Excluded Assets which arose on or prior to the Effective Date; (vi) any liability or obligation of Sellers not expressly assumed under this Agreement by Buyer, including without limitation any liability or obligation of Sellers arising out of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to any employee welfare benefit plan or employee pension benefit plan (as such terms are defined in ERISA), maintained by Sellers or any of their affiliates; (vii) any failure of Buyer or Sellers to comply with any bulk sales act or similar statute in connection with this Agreement; (viii) client audits relating to work performed or services rendered on the Purchased Projects or the Excluded Projects on or prior to the Effective Date; or (ix) any claim made against Buyer by any creditor or past creditor of Sellers.

     SECTION 6.03 Indemnification of Seller. Buyer agrees to indemnify and hold Seller harmless from and against any and all Sellers' Damages (as defined in Section 6.06 below) arising out of, attributable to or incurred with respect to
(i) any breach of warranty or misrepresentation by or on behalf of Buyer under this Agreement, or the breach or non-performance of any covenant or obligation to be performed by Buyer; (ii) any misrepresentation in, or omission from, any certificate or instrument executed and delivered or to be executed and delivered by or on behalf of Buyer pursuant to this Agreement; (iii) any error or omission of Buyer in the operation of the Purchased Business or relating to work performed or services rendered on the Purchased Projects after the Effective Date for which professional liability accrues under Buyer's Professional Indemnity insurance policy; (iv) any act or omission of Buyer in the operation of the Purchased Business or relating to work performed or services rendered on the Purchased Projects after the Effective Date for which liability accrues for personal injury or property damage; (v) client audits relating to work performed or services rendered on the Purchased Projects after the Effective Date; or (vi) the failure of Buyer to pay, discharge or perform any of the Assumed Liabilities.

     SECTION 6.04 Limitations; Procedure. Subject to the remaining provisions of this Section 6.04, notwithstanding anything to the contrary herein, any claim under this Article VI by Buyer against Sellers for Buyer's Damages or by Sellers against Buyer for Sellers' Damages shall be payable by Buyer or Sellers, respectively, only in the event and to the extent that the accumulated amount of Buyer's Damages or Sellers' Damages shall exceed in the aggregate the amount of $40,000 (the "Indemnification Threshold"); and at such time as the aggregate amount of Buyer's Damages or Sellers' Damages shall exceed the Indemnification Threshold, Sellers or Buyer shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Buyer's Damages or Sellers' Damages, respectively, including the Indemnification Threshold, it being the intention of the parties (i) that the initial amount of Buyer's Damages or Sellers' Damages excluded by reason of the Indemnification Threshold would not be recoverable against Sellers or Buyer, respectively, until such time as the Indemnification Threshold is reached and (ii) the aggregate amount of Buyer's Damages or Sellers' Damages recoverable against Sellers or Buyer, respectively, shall be limited to the Purchase Price, as adjusted, such that the aggregate amount of Buyer's Damages or Sellers' Damages in excess of the Purchase Price, as adjusted, shall not be recoverable against Sellers or Buyer, respectively, and shall be borne by Buyer or Sellers; provided, however, that (i) the aggregate amount of Buyer's Damages recoverable against Sellers by Buyer which arises out of, is attributable to, results from or is incurred with respect to Sections 6.02(iii), (iv) and (viii) shall not be limited to the Purchase Price, and (ii) the aggregate amount of Sellers' Damages recoverable against Buyer by Sellers which arises out of, is attributable to, results from or is incurred with respect to Section 6.03(iii), (iv) and (v) shall not be limited to the Purchase Price.

     SECTION 6.05 Duration. Neither party may assert a claim against the other (or others) based upon a breach of the representations contained in Article III (with respect to Sellers) or Article IV (with respect to Buyer) after the third anniversary of the Effective Date unless such party shall have notified the other (or others) in writing of such breach prior to the third anniversary of the Effective Date; provided, however, that (a) Seller's representations and warranties contained in Section 3.07 of this Agreement shall survive and be subject to Buyer's assertion of a claim against Seller until the expiration of the applicable statute of limitations and (b) Seller's representations and warranties contained in the first sentence of Section 3.10 of this Agreement shall survive and be subject to Buyer's assertion of a claim against Seller until the tenth anniversary of the Effective Date.

     SECTION 6.06 Definition of Damages. For purposes of this Agreement, the Buyer's or Sellers' Damages, as the case may be, shall mean and include the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including those related to client audits and including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the indemnified party is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the indemnified party is entitled (including self-insured amounts) and (iii) any warranty reimbursements. In no event shall any party be awarded punitive or multiple damages.

     SECTION 6.07 Nonexclusivity in the Event of Fraud. It is specifically understood and agreed that, in the absence of fraud by any party hereto, in the event a misrepresentation or breach of warranty or covenant is discovered by any party after the Closing, such party's remedies shall be limited solely to the indemnification set forth in this Article VI of this Agreement.


                                   ARTICLE VII

                                  POST CLOSING
                            COVENANTS OF THE PARTIES

     SECTION 7.01 Account and Supplemental Receivables. Buyer covenants and agrees that it shall, within fifteen (15) days after its receipt from time to time of any of the (a) amounts in respect of the "Total Old Outstanding Receivables" entry on the Adjusted Balance Sheet ("Accounts Receivable"), for which the details of the relevant accounts are specified in Exhibit 7.01(a), or
(b) amounts in respect of Cross Bay - Guy Brewer accounts receivable,  Cross Bay
- Guy Brewer work in progress and supplemental expenditures approved after the Effective Date for services rendered and completed prior to the Effective Date, as identified in the "Miscellaneous" entry on the Adjusted Balance Sheet ("Supplementals") for which the details of the relevant accounts are specified in Exhibit 7.01(b), transfer to Sellers ninety-five percent (95%) of all amounts received by Buyer as payment for Accounts Receivable and Supplementals. Sellers covenant and agree that they shall, within fifteen (15) days after their receipt from time to time of any Accounts Receivable or Supplemental, transfer to Buyer five percent (5%) of all amounts received by Sellers as payment for Accounts

Receivable and Supplementals. Buyer shall have no obligation to seek collection of payment on any Accounts Receivable or Supplementals; provided, however, that Buyer, in addition to remitting payments received as set forth above, shall use commercially reasonable efforts to cooperate with Sellers in Sellers' efforts to prepare invoices and/or collect Accounts Receivable and prepare Supplementals.

     SECTION 7.02 Treatment of Employees. Upon the Closing, Sellers shall terminate, as of the Effective Date, the employment of each of the employees of Sellers who perform services for the Purchased Business, except for Mr. Fletcher Platt and Mr. Jungmin Lee, who shall remain as employees of Sellers (the "Transferred Employees"), and Buyer shall make employment offers to all such Transferred Employees, such offers to be on terms and conditions, as a package, which are substantially similar to those terms and conditions enjoyed by the Transferred Employees immediately prior to their termination by Sellers. Buyer shall have no liability to Sellers or any Transferred Employee or former employee or dependent of any former employee of any Seller as a result of, arising out of, or in connection with the termination of any such Terminated Employee or former employee including, without limitation, liability for group health plan continuation coverage pursuant to Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or applicable state law, severance payments, accrued vacation, or failure to provide adequate notice of termination, and Sellers shall indemnify, defend, and hold harmless Buyer from and against any and all such liabilities except where such liability arises from the failure of Buyer to make offers of employment to the Transferred Employees in accordance with this Section 7.02, in which case Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all such liabilities. This Section
7.02 is not intended and shall not be construed to create any rights or remedies in any person not a party to this Agreement other than Sellers and Buyer and no person not a party to this Agreement shall assert any rights or remedies as a third party beneficiary hereunder. Mr. Lee shall be transferred by Sellers to the Buyer, on the same basis as described for Transferred Employees under this
Section 7.02 upon the issue of new visa documentation by the Immigration and Naturalization Service (the "INS") reflecting his employment by the Buyer.
Provided that Mr. Lee's employment is not otherwise terminated, in the event that the INS rejects the visa application in respect of Mr. Lee or if six (6) months transpire from the Effective Date and the INS does not make a decision on the visa application in respect of Mr. Lee within that period, Sellers shall have no further obligation to maintain Mr. Lee's employment.

     SECTION 7.03 Non-Solicitation of Employees. For a period of eighteen (18) months after the Effective Date, Buyer and Sellers each agree not to, directly or indirectly, employ or solicit any employee of the other; provided, however, that nothing herein shall prohibit Buyer from making employment offers to Transferred Employees.

     SECTION 7.04 Post-Closing Support.

     (a) Following the Closing, Sellers shall make Mr. Fletcher Platt, Chairman of the Board of BAC, available to Buyer to provide consulting and other transitional services on all matters pertaining to the Purchased Business to facilitate the successful transfer of the Purchased Business and the integration of the Transferred Employees into the business of the Buyer, upon the request of Buyer, through at least June 1, 2000. In consideration of Mr. Platt's services, Buyer shall pay to Sellers a fee in the amount of $175 per hour of Mr. Platt's services. Following the Closing, Sellers shall, if requested by Buyer, provide Buyer with various transitional administrative services including, but not limited to, accounting, invoicing, and human resource services, through at least June 1, 2000. Sellers shall provide such administrative services for a fee to be determined in accordance with the rate schedule attached as Exhibit 7.04 hereto.

     (b) Following the Closing, Buyer shall make the Transferred Employees available to Seller at reasonable times and upon reasonable notice, at such commercial rates and upon such terms and conditions as may be standard for the performance of similar work by Buyer at the relevant time, or as may be specifically agreed otherwise by the parties, to assist Sellers in completing the Excluded Projects.

     SECTION 7.05 Client Audits. Following the Closing, Sellers shall be responsible for responding to all client audit inquiries, and all costs and expenses associated therewith, relating to work performed or services rendered on the Purchased Projects on or prior to the Effective Date and on the Excluded Projects at any time, and Buyer shall be responsible for responding to all client audit inquiries, and all costs and expenses associated therewith, relating to work performed or services rendered on the Purchased Projects after the Effective Date.

     SECTION 7.06 Representations of Abilities. Following the Closing, Buyer shall be entitled to represent itself to all others, including, but not limited to, clients and prospective clients, as possessing all of the capabilities and experience of the Purchased Business prior to the Effective Date, including "Bettigole, Andrews and Clark" and "NH Bettigole."

     SECTION 7.07 Consents of Others. After the Closing, Sellers and Buyer shall fully cooperate with one another and shall use commercially reasonable efforts to obtain all consents and novations required to permit the consummation of the assignment of the Contracts and the Real Property Leases to Buyer.

     SECTION 7.08 Further Assurances. After the Closing, Sellers shall assist and cooperate with Buyer in effecting a transition of ownership of the Purchased Assets and the Purchased Business to Buyer without a material disruption of the operations of the Purchased Business and in preserving the goodwill of the customers of the Purchased Business and others having business relationships therewith all for the benefit of Buyer. Subject to Sellers' right to destroy documents and records from time to time in accordance with its records retention policies, which policies provide for the destruction of documents following the later of ten years from the date of completion of the project to which the documents relate and the next audit following completion of the project to which the documents relate, Sellers shall provide Buyer with access to the originals of the items referred to in Section 1.01(f) at reasonable times and on reasonable notice upon the reasonable request of Buyer.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Buyer, to

                  Hatch Mott MacDonald, Inc.
                  2800 Speakman Drive
                  Sheridan Science and Technology Park
                  Mississauga, Ontario, Canada L5K 2R7
                      Attention: John P. Tummers, Secretary

                  and

     (b) If to Sellers, to

                  The Randers Killam Group Inc.
                  27 Bleeker Street
                  Millburn, New Jersey 07041
                  United States of America
                      Attention: Emil C. Herkert, President

     with a copy to:

                      Morse, Barnes-Brown & Pendleton, P.C.
                  1601 Trapelo Road
                  Waltham, Massachusetts  02451
                  United States of America
                  Attention:  Carl F. Barnes, Esq.

     SECTION 8.02 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.03 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Related Agreements, (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to and shall not be construed to create or confer upon any person other than the parties hereto any rights or remedies and no other person shall assert any rights or remedies as a third party beneficiary hereunder.

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     SECTION  8.04  Knowledge.  When used in this  Agreement in reference to the knowledge of the Sellers, the term "knowledge" refers to the actual knowledge of the management of the Sellers following reasonable investigation.

     SECTION 8.05 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New Jersey without regard to any principles of conflicts of law.

     SECTION 8.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment or delegation shall be void, except that Buyer may assign or delegate, in its sole discretion, any or all of its rights, interests and obligations hereunder to an affiliate of Buyer; provided, however, that Buyer guarantees the performance of all obligations of such affiliate hereunder. Sellers acknowledge and agree that Buyer may acquire the Purchased Assets through various existing or newly formed affiliates of Buyer; provided, however that Buyer guarantees the performance of all obligations of such affiliates hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     SECTION 8.08 Publicity. Buyer and Sellers shall promptly consult with each other as to the form and substance thereof prior to the release or issuance of the first press release or other public disclosure related to this Agreement or any other transactions contemplated hereby. Sellers and Buyer agree not to release or issue any such press release or other public disclosure without the reasonable approval of the other party to the form and substance thereof, which approval shall not be unreasonably withheld or delayed.

     SECTION 8.09 Expenses. Buyer and Sellers shall each bear and pay all costs and expenses respectively incurred by them in connection with this Agreement, including, without limitation, fees and expenses of their own financial consultants, accountants, and counsel and any costs and expenses relating to this Agreement and the Related Agreements.

     SECTION 8.10 Consent to Jurisdiction. Any action, suit or proceeding arising out of or relating to this Agreement or the Related Agreements may be brought in either the New Jersey State Supreme Court or the United States District Court having as a situs Bergen County in the State of New Jersey and Sellers and Buyer hereby irrevocably submits to the exclusive jurisdiction of any of such courts for the purpose of any such action, suit or proceeding.


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     IN WITNESS  WHEREOF,  each of the parties  hereto have duly  executed  this
Agreement as of the date first above written.



                                   SELLERS:
                                   BAC KILLAM, INC.


                                   By:    /s/ Emil C. Herkert
                                   Title: President

                                   THE RANDERS KILLAM GROUP INC.

                                   By:    /s/ Emil C. Herkert
                                   Title: President

                                   BUYER:
                                   HATCH MOTT MACDONALD, INC.

                                   By:    /s/ Gordon A. Smith
                                   Title: President and C.E.O.

                                   By:    /s/ R. R. Nolan
                                   Title: Director



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